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                                                                    EXHIBIT 99.1

                                                 FOR MORE INFORMATION, CONTACT:
                                                 Cygnus, Inc.
                                                 Cygnus Corporate Communications
                                                 (650) 369-4300
                                                 www.cygn.com

For Immediate Release

         FDA APPROVES CYGNUS' THIRD-GENERATION GLUCOWATCH(R) BIOGRAPHER

REDWOOD CITY, CA, DECEMBER 4, 2003 -- CYGNUS, INC. (OTC BULLETIN BOARD: CYGN) announced today that the United States Food and Drug Administration (FDA) approved Cygnus' pre-market approval (PMA) application supplement for the Company's third-generation GlucoWatch(R) Biographer. The FDA approved modifications to the signal processing routine and data point screening parameters of the Biographer to reduce the number of skipped readings, modifications to the DOWN alert of the Biographer to increase the specificity of the alarm feature, and an AutoSensor formulation change to improve Biographer calibration.

"We have been dedicated to the continuing evolution of our breakthrough glucose monitoring technology," stated John C Hodgman, Chairman, CEO and President of Cygnus. "Our third-generation product offers significant performance enhancements compared to the GlucoWatch G2(R) Biographer. Unfortunately, because we no longer have a sales, marketing and distribution partner for the U.S. due to Sankyo Pharma Inc. informing us that it was stopping performance of its contractual obligations, we do not have any current plans to commercialize our third- generation Biographer. We have encouraging data for further enhancements for a fourth-generation Biographer."

"We are very pleased with the rapid approval of Cygnus' third-generation product," stated Brian S. Kersten, Vice President, Regulatory Affairs & Quality Assurance and Quality Control. "It represents Cygnus' strong relationship with the FDA in bringing the most technologically advanced non-invasive glucose monitoring device to the market."

About Cygnus

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus' products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch(R)
Biographer was Cygnus' first approved product. The device and its second-generation model, the GlucoWatch G2(R) Biographer, are the only products approved by
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the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of "finger-stick" blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this news release, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about our allegations and expectations regarding our contracts with Sankyo Pharma Inc.; the decision by Sankyo Pharma to stop performing under its contracts with us and the interference of such contracts by Sankyo Co., Ltd., the Japanese parent company; the capabilities and potential of the GlucoWatch Biographer business; our ability to manufacture and commercially scale up the GlucoWatch G2 Biographer; our plans for commercialization alliances; our ability to achieve market acceptance of the GlucoWatch G2 Biographer; and the speed and potential results of the regulatory process. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continues," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release.

NOTE: "GlucoWatch" and "G2" are registered trademarks of Cygnus, Inc.

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